Exhibit 10.1

AMENDMENT TO

SOUTHERN FIRST BANCSHARES, INC.

2020 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS

January 21, 2025

1.

On the date written above, the Board of Directors of Southern First Bancshares, Inc. (the “Company”) approved this amendment (this “Amendment”) to amend Section 8 of the Southern First Bancshares, Inc. 2020 Stock Incentive Plan (the “Plan”) to provide administrative rules for the grant of restricted stock units under the Plan by adding a new Section 8(a) containing the language below.

“(a)

Restricted Stock Units. Awards of restricted stock units may be granted under this Section 8 of the Plan and denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in cash, Shares, or a combination of both, based upon the Fair Market Value of a specified number of Shares (such Awards referred to as, “Restricted Stock Units” or “RSUs”). RSUs may be granted either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, awards of Restricted Stock Units shall be made; the number of Shares to be awarded with respect to an Award of Restricted Stock Units; and the Restricted Period (as defined in Section 7(c) of this Plan) applicable to an Award of Restricted Stock or Restricted Stock Units. Award Agreements with respect to Restricted Stock Units shall be in such form as the Administrator may from time to time approve, and the provisions of Awards of Restricted Stock Units need not be the same with respect to each Participant. An Award of Restricted Stock Units shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement.”

2.

The Board of Directors further amended the Plan to delegate authority to the CEO and President of the Company to grant annual Awards of Options under the Plan, as preapproved by the Board, to Eligible Recipients on each February 1, with an Exercise Price equal to the Fair Market Value of the Shares as of such date as well as to certain Eligible Recipients from time to time, by deleting the last paragraph of Section 2 of the Plan and replacing it with the language below.

“Notwithstanding the above, and subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of the Company’s Chief Executive Officer and the President of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. Such delegation shall include the authority to issue annual grants to Eligible Recipients approved by the Board of Directors pursuant to this paragraph, and which annual grants shall be made on each February 1, or the first business day thereafter, with an Exercise Price equal to the Fair Market Value of the Shares as of such date. In addition, the Administrator delegates to this committee the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee, provided that such Awards shall be reported to the Administrator at the following month’s board meeting. The Administrator may revoke or amend the terms of a delegation at any time, but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.”

3.

This Amendment shall be effective as of the date set forth above. Except as amended hereby, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be executed as of January 21, 2025 in accordance with the authority provided by the Board of Directors.

SOUTHERN FIRST BANCSHARES, INC.

By:	/s/Julie A. Fairchild
Name:	Julie A. Fairchild
Title:	Corporate Secretary